UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:
(Date of earliest event reported)

December 5, 2012

Ironclad Performance Wear Corporation
(Exact name of registrant as specified in charter)

Nevada
(State or other Jurisdiction of Incorporation or Organization)

0-51365 (Commission File Number)		98-0434104 (IRS Employer Identification No.)
2201 Park Place, Suite 101 El Segundo, CA 90245 (Address of Principal Executive Offices and zip code)

(310) 643-7800
 (Registrant’s telephone
number, including area code)

N/A
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

Item 2.03              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 5, 2012, Ironclad Performance Wear Corporation, a California corporation and wholly-owned subsidiary of the Registrant (“Ironclad CA”), entered into a Business Loan Agreement dated November 30, 2012 (the “Agreement”) with Union Bank, N.A., pursuant to which Union Bank agreed to make advances to Ironclad CA, at Ironclad CA’s request, in an aggregate principal amount not to exceed $6,000,000; provided that in the event that the aggregate outstanding principal amount, including requested advances, exceeds $3,500,000, then the aggregate outstanding principal amount of all advances shall not exceed the lesser of (a) $6,000,000 and (b) an amount equal to the sum of (i) 80% of the net amount of all eligible accounts under the Agreement, plus (ii) the lesser of (1) 50% of the value of all eligible landed inventory under the Agreement and (2) $2,750,000, plus (iii) 35% of the value of all eligible in-transit inventory under the Agreement (the “Revolving Loan”).  During the months of April through October the aggregate outstanding principal amount of all advances against eligible inventory shall not exceed 150% of the aggregate outstanding principal amount of all advances against eligible accounts, and during the months of November through March the aggregate outstanding principal amount of all advances against eligible inventory shall not exceed 100% of the aggregate outstanding principal amount of all advances against eligible accounts.  Ironclad CA may borrow, repay, and re-borrow all or any part of the Revolving Loan.

At Ironclad CA’s option, advances under the Agreement of at least $150,000 shall bear interest at a rate, based on an index selected by Ironclad CA, which is 2% per annum in excess of the London Interbank Offered Rate (LIBOR) for the interest period selected, acceptable to Union Bank (the base interest rate).  All principal under the Revolving Loan which is not bearing interest at the base interest rate shall bear interest at a rate per annum of 0.25% less than the rate announced by Union Bank from time to time at its corporate headquarters as the reference rate.  All advances under the Revolving Loan are evidenced by a Commercial Promissory Note maturing on November 30, 2014.

As a condition to the receipt of the Revolving Loan Ironclad CA agreed to maintain tangible net worth of at least $5,250,000, a ratio of total liabilities to tangible net worth of not greater than 1.3 to 1, net profits after taxes of not less than $1 (measured as of the end of each fiscal quarter for the 12-month period immediately preceding the measurement date), and a ratio of current assets to current liabilities of not less than 1.7 to 1.  Ironclad CA also agree to certain reporting covenants, including the provision of quarterly and annual financial statements, and certain other customary covenants as set forth in the Agreement.

Upon the occurrence of an event of default, Union Bank shall have no obligation to make or continue the Revolving Loan, and all outstanding principal, interest and other amounts owing under the Revolving Loan shall automatically (unless otherwise provided in the Agreement) become immediately due and payable.  Ironclad CA’s failure to pay when due principal or interest on the notes, failure to perform or observe any covenant or condition of the loan documents (except that Union Bank may allow for a reasonable cure period) or change in ownership or control of 50% or more of its issued and outstanding stock shall constitute an event of default under the Agreement.  The parties have agreed to waive trial by jury to the extent permitted by law, and, to the extent such waiver is not enforceable, to resolve disputes by judicial reference.

On December 5, 2012, Ironclad CA also entered into a Security Agreement granting to Union Bank a first priority security interest on all of Ironclad CA’s personal property assets to secure the payment and performance of all of its obligations under the Agreement and the notes issued in connection therewith.

The Agreement, Security Agreement and Commercial Promissory Note are attached hereto as Exhibits 10.1 through 10.3, respectively, and are incorporated herein by reference.

On December 11, 2012, the Registrant filed a press release announcing Ironclad CA's entry into the loan documents with Union Bank, a copy of which is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits

(d)           Exhibits.

The following exhibits are filed herewith:

Exhibit
Number                  Description

10.1	Business Loan Agreement dated November 30, 2012, between Ironclad Performance Wear Corporation and Union Bank, N.A.

10.2	Security Agreement dated November 30, 2012, between Ironclad Performance Wear Corporation and Union Bank, N.A.

10.3	Commercial Promissory Note issued on November 30, 2012 by Ironclad Performance Wear Corporation in favor of Union Bank, N.A.

99.1	Press release entitled "Ironclad Performance Wear Secures $6 Million Credit Line to Fund Growth" dated December 11, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRONCLAD PEFORMANCE WEAR CORPORATION

Date: December 11, 2012	By:	/s/ Thomas Kreig
Thomas Kreig,
Senior Vice President of Finance